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                                                                    EXHIBIT 99.1


CONTACTS:

GELTEX PHARMACEUTICALS, INC.                        BURNS MCCLELLAN
Paul Mellett, CFO                                   Justin Jackson (media)
(781) 434-3484                                      Ethan Denkensohn (investors)
                                                    (212) 213-0006


FOR IMMEDIATE RELEASE

                  GELTEX ANNOUNCES DIRECTED EQUITY PLACEMENTS

                THE COMPANY PRESENTS CHOLESTAGEL(R) DATA AT ACC

WALTHAM, MA, MARCH 13, 2000 - GelTex Pharmaceuticals, Inc. (NASDAQ: GELX) announced today that it entered into a definitive agreement and sold 1,750,000 newly issued shares of Common Stock to certain institutional investors for $35.0 million. The purchase price was $20.00 per share.

Additionally, the Company has entered into an agreement with Acqua Wellington North American Equities Fund, Ltd. for a financing facility covering the sale of up to 1,750,000 shares of Common Stock over the next twelve months. These shares may be sold, at GelTex's discretion, at a small discount to market. The total amount of investment is dependent, in part, on GelTex's stock price, with GelTex to control the amount and timing of stock sold.

These transactions were entered into, pursuant to an effective shelf registration statement previously filed by GelTex with the Securities and Exchange Commission, covering the sale of up to 3.5 million shares of its Common Stock. The monies raised in these financings will support GelTex's research, drug discovery and development programs, increased manufacturing capacity for Cholestagel(R) (colesevelam hyrocholoride) and other general corporate purposes.

GelTex also announccd that a previously reported Cholestagel six month Phase 3 pivotal clinical study was presented at the American College of Cardiology meeting yesterday in Anaheim, CA. The study was presented by Michael Davidson, M.D., President of The Chicago Center for Clinical Research. Cholestagel is currently under FDA review.

GelTex Pharmaceuticals, Inc. develops polymer-based, non-absorbed pharmaceuticals that selectively bind and eliminate target substances from the intestinal tract. GelTex's releases are available at http://www.geltex.com

This press release contains forward-looking statements concerning GelTex's financing plans. Actual results may materially differ due to variations in the Company's stock price and the accuracy of the Company's analysis regarding its need for additional capital.